Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

Cryogene, Inc., as Buyer,

and

CryoGene Partners, as Seller

dated as of

May 14, 2019

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Table of Contents

(continued)

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Table of Contents

(continued)

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Appendix A	Definitions

Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Intellectual Property Assignments
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Employment Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 14, 2019, is entered into by and between Cryogene, Inc., a Texas corporation (“Buyer”) and CryoGene Partners, a Texas general partnership doing business as Cryogene Lab (“Seller”).

RECITALS

WHEREAS, Seller is a provider of temperature-controlled biostorage and biobanking solutions to the life sciences industry (the “Business”); and

WHEREAS, Seller wishes to sell, assign, and transfer to Buyer, and Buyer wishes to purchase from Seller, substantially all the assets and certain liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1           Definitions. Capitalized terms used but not otherwise defined herein have the respective meanings in Appendix A for all purposes of this Agreement.

1.2           Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, all of Seller’s right, title, and interest in, to, and under the following assets, properties and rights, which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”):

(a)              all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(b)              all Contracts, including Intellectual Property Agreements, set forth on Section 1.2(b) of the Disclosure Schedules (the “Assigned Contracts”);

(c)              all Intellectual Property Assets;

(d)              all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(e)              all Leased Real Property;

(f)               all Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 3.15(b) of the Disclosure Schedules;

(g)              all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)              all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(i)               all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)               all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(k)              the Benefit Plans identified in Section 1.2(k) of the Disclosure Schedules and all trusts and any assets attributable thereto (the “Assumed Benefit Plans”);

(l)               originals, or where not available, copies, of all books and records to the extent related to the Purchased Assets, including, but not limited to, books of account, ledgers and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(m)             all goodwill and the going concern value of the Business.

1.3           Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any of the following assets and properties of Seller, each of which shall be excluded from the Purchased Assets (the “Excluded Assets”):

(a)              all rights under Contracts that are not Assigned Contracts (“Excluded Contracts”);

(b)              all cash and cash equivalents;

(c)              all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(d)             the seals, organizational documents, minute books, Tax Returns, books of account or other records having to do with the organization of Seller;

(e)              all Benefit Plans and all trusts and any assets attributable thereto, other than the Assumed Benefit Plans (the “Excluded Benefit Plans”);

(f)               the assets, properties and rights specifically set forth on Section 1.3(f) of the Disclosure Schedules; and

(g)              the rights which accrue or will accrue to Seller under this Agreement and the Transaction Documents.

1.4           Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)              the Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder arose and relate to events after the Closing and are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

1.5           Excluded Liabilities. Notwithstanding the provisions of Section 1.4 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)              any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)              any Liability for Taxes (i) of, or owed by, Seller (or any of its ultimate beneficial owners or Affiliates) for any period, (ii) relating to any of the Excluded Assets or Excluded Liabilities, in either instance, for any period, (iii) that arise out of the consummation of the transactions contemplated hereby, (iv) of, or owed by, Seller (or any of its ultimate beneficial owners or Affiliates) relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (v) of, or owed by, Seller (or any of its ultimate beneficial owners or Affiliates) arising by reason of being a member of a consolidated, combined, unitary or affiliated group that includes or included Seller or any of its past affiliates prior to the Closing, whether by reason of (1) a tax sharing, tax indemnity or similar agreement entered into by Seller or any of its present or past affiliates prior to the Closing, or (2) transferee or successor liability arising in respect of a transaction undertaken by Seller or any of its present or past Affiliates prior to the Closing, and (vi) imposed on Buyer as a result of any breach, by Seller, of any representation, warranty, or covenant set forth herein;

(c)               any Liabilities relating to or arising out of the Excluded Assets;

(d)               any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)               any Liabilities arising under or in connection with any Benefit Plan covering any present or former employee of Seller, regardless of whether such Liability arises prior to, on, or after the Closing, including, without limitation, any Liabilities (including Tax Liabilities) that arise out of or in connection with any violation of or non-compliance with any applicable Law related to the Benefit Plans and the provision of benefits any present or former employee of Seller;

(f)                any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(g)               any Liabilities under any Excluded Contracts, or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach of such Contract by Seller prior to Closing;

(h)               any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions;

(i)                any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order;

(j)                any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing, or otherwise to the extent arising out of any actions or omissions of Seller; and

(k)               all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date.

1.6           Cash Consideration; Purchase Price. The aggregate purchase price for the Purchased Assets shall be $20,500,000, subject to adjustment pursuant to Section 1.7 (the “Cash Consideration”), plus the assumption of the Assumed Liabilities (“Purchase Price”). The Cash Consideration shall be paid as follows:

(a)            The Cash Consideration less the Escrow Amount shall be paid as follows:

(i)                 to the creditors of Seller, the amount necessary to pay off the Indebtedness of Seller (if any) pursuant to payoff letters or other written instructions, in form and substance reasonably acceptable to Buyer, containing the underlying Indebtedness owed by Seller to such creditor and wire instructions; provided that, to the extent Indebtedness is included in the Assigned Contracts, including without limitation pursuant to capitalized lease obligations, and such obligations are not being paid off pursuant to this 1.6(a)(i), then Buyer shall retain Cash Consideration equal to the amount necessary to pay off such Indebtedness,

(ii)              to the advisors, attorneys, accountants and other professionals of the Seller, the amounts necessary to satisfy in full all Transaction Expenses to such bank accounts as shall be designated by such Persons in advance in writing, and

(iii)            the remaining amount, plus the Estimated Prepaid Expenses, less the Estimated Deferred Revenue by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no less than two Business Days prior to the Closing Date; and

(b)           The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) any adjustments to the Purchase Price in favor of Buyer pursuant to Section 1.7; and (ii) any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to ARTICLE VII.

1.7           Purchase Price Adjustment.

(a)           Closing Statement. Not less than three Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate signed by Seller setting forth the Seller’s best estimate of: (i) the prepaid expenses of Seller as of the Effective Time (the “Estimated Prepaid Expenses”); (ii) the deferred revenue of Seller as of the Effective Time (the “Estimated Deferred Revenue”), (iii) the Indebtedness of Seller as of the Effective Time, (iv) the Transaction Expenses as of the Effective Time, and (v) based on such calculations, the amount to be paid to Buyer pursuant to Section 1.6(a)(iv) (the “Estimated Cash Payment”), including reasonable details for each such item, in each case determined in accordance with GAAP subject to and consistent with the classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end (such statement, the “Estimated Closing Statement”). Prior to the Closing, Seller shall consider in good faith any comments to the calculations in the Estimated Closing Statement and the Estimated Cash Payment proposed by Buyer, and provide Buyer with reasonably requested supporting documentation for the calculations included therein; provided, that if despite such good faith efforts the Seller and Buyer are unable to agree upon the Estimated Cash Payment, then the Estimated Cash Payment determined by the Seller (as modified by the good faith agreement of the Seller and Buyer, if any) shall control.

(b)           Prepaid Expenses and Deferred Revenue as of the Effective Time. No later than 60 days following the Closing Date, Buyer shall prepare and deliver to Seller an unaudited statement setting forth (i) the prepaid expenses of Seller as of the Effective Time and (ii) the deferred revenue of Seller as of the Effective Time, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end (collectively, the “Closing Statement”). Seller shall have a period of 45 days from the delivery of the Closing Statement to review the Closing Statement (the “Review Period”), during which period the Buyer shall promptly make available to Seller, during normal business hours, all relevant books and records in the Buyer’s possession or control and suitable personnel and accountants with knowledge of information relevant to the determination of (i) the prepaid expenses of Seller as of the Effective Time and (ii) the deferred revenue of Seller as of the Effective Time. If as a result of such review, Seller disagrees with the Closing Statement, Seller shall deliver to the Buyer a written notice of disagreement (a “Dispute Notice”) prior to the expiration of the Review Period setting forth the subject of and reasonable detail of the basis for such dispute and setting forth Seller’s calculations of any such disputed amounts.

(c)           Failure to Respond. If Seller does not deliver a Dispute Notice within the Review Period, then Seller shall be deemed to have accepted the Closing Statement, and the Buyer’s determination of (i) the prepaid expenses of Seller as of the Effective Time and (ii) the deferred revenue of Seller as of the Effective Time as shown on the Closing Statement shall be final and binding on the parties, effective as of the first Business Day after the expiration of the Review Period. Further, to the extent any part of the Closing Statement is not the subject of a timely delivered Dispute Notice, the portions of the Closing Statement that are not the subject of such Dispute Notice shall be deemed accepted by Seller and shall be final and binding on the Parties effective as of the first Business Day after the expiration of the Review Period.

(d)           Resolution of Disputes. If Seller delivers a Dispute Notice to the Buyer within the Review Period, then the Buyer and Seller shall attempt in good faith to resolve such dispute within 30 days from the date of the Buyer’s receipt of the Dispute Notice. If the Buyer and Seller cannot reach agreement within such 30 day period (or such longer period as they may mutually agree in writing), then the dispute shall be promptly referred to the Harris County, Texas office of BDO USA, LLP, or, if unavailable, another independent accounting firm mutually agreeable to Buyer and Seller, which firm shall not have provided services to any of the Parties hereto or any of their respective Affiliates during the 24-month period immediately preceding the date of the Dispute Notice (the “Independent Auditor”), for binding resolution. To the extent the subject of a dispute covered by the Dispute Notice, the Independent Auditor shall determine (i) the prepaid expenses of Seller as of the Effective Time and (ii) the deferred revenue of Seller as of the Effective Time (which determination shall not be outside of the range for each such item in dispute as specified by the Buyer in the Closing Statement and Seller in the Dispute Notice) in accordance with the provisions of this Agreement as promptly as may be reasonably practicable and shall endeavor to complete such process within a period of no more than 60 days. The Independent Auditor may conduct such proceedings as it deems necessary, in its sole discretion, in the determination of the disputed Closing Statement items as of the Effective Time and shall deliver to the Buyer and Seller concurrently a written statement setting forth a final determination of the disputed Closing Statement items as of the Effective Time, calculated in accordance with the provisions of this Agreement. The Independent Auditor shall have full authority to resolve all accounting and factual issues solely with respect to the adjustment of the Purchase Price pursuant to this Section 1.7 included in the Dispute Notice, but shall have no authority to otherwise interpret the Agreement, and any factual determination made by such Independent Auditor shall not be determinative for any other matter pertaining to this Agreement. The determination of the Independent Auditor shall be final and binding on the Buyer and Seller, absent manifest error, effective as of the date the Independent Auditor’s written opinion is received by the Buyer. The Seller and the Buyer shall each be responsible for one-half of the costs and expenses of the Independent Auditor. The Seller and the Buyer shall each bear its own legal, accounting, and other fees and expenses of participating in such dispute resolution procedure. The prepaid expenses of Seller as of the Effective Time and the deferred revenue of Seller as of the Effective Time, as finally determined pursuant to this Section 1.7, are referred to as the “Actual Prepaid Expenses” and “Actual Deferred Revenue.”

(e)           Final Settlement.

(i)                 Calculated without duplication, the “Final Adjustment Amount” shall equal (1) the Actual Prepaid Expenses less the Estimated Prepaid Expenses, less (2) the Actual Deferred Revenue less the Actual Deferred Revenue, as finally determined pursuant to the terms of this Section 1.7.

(ii)              If the Final Adjustment Amount is positive, Buyer shall promptly deliver to Seller the Final Adjustment Amount by wire transfer of immediately available funds to the bank account designated by Seller to Buyer in writing. If the Final Adjustment Amount is negative, Seller shall promptly authorize for release from the Escrow Funds to Buyer, a payment equal to the Final Adjustment Amount, by wire transfer of immediately available funds to such bank account as Buyer may designate in writing. Any payment pursuant to this Section 1.7(e)(ii) shall be made as soon as practicable, but in no event later than 5 Business Days after the date on which the Final Adjustment Amount has been determined in accordance with Section 1.7(c) and Section 1.7(d).

(f)            Adjustments to the Purchase Price for Tax Purposes. Any and all payments made pursuant to this Section 1.7 shall be consistently treated as adjustments to the Purchase Price for all Tax and other purposes by Seller and Buyer.

1.8           Indemnification Escrow. At the Closing, in accordance with Section 1.6(b), Buyer shall pay the Escrow Amount to the Escrow Agent, under the Escrow Agreement. The Escrow Amount, together with any interest and income earned on the Escrow Amount (collectively, the “Escrow Funds”), will be held until January 1, 2020 (the “Escrow Period”) to serve as an escrow fund for any indemnifiable Losses of a Buyer Indemnitee pursuant to ARTICLE VII. Interest and income earned, if any, on the Escrow Funds shall be applied first to satisfy any fees and expenses of the Escrow Agent under the Escrow Agreement. At the end of the Escrow Period, the remaining amount of the Escrow Funds, less: (a) any amounts subject to any then pending indemnification claim of any Buyer Indemnitee given in accordance with ARTICLE VII; and (b) any then outstanding fees and expenses of the Escrow Agent (but not in excess of the interest and income earned, if any, on the Escrow Funds that are then held as part of the Escrow Funds), shall be disbursed by the Escrow Agent to Seller, in accordance with the terms and conditions of the Escrow Agreement. Any such amounts withheld by the Escrow Agent shall thereafter be disbursed upon receipt of joint written instructions of Buyer and Seller or a final, non-appealable order, judgment, or decree entered by an arbitral tribunal or court of competent jurisdiction.

1.9           Allocation of Purchase Price.

(a)           Following the Closing, Buyer shall prepare an allocation of the Purchase Price and the Assumed Liabilities (plus other relevant items) among the Purchased Assets and the covenants set forth in this Agreement for all Tax purposes (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be subject to review and consent of Seller, which consent shall not be unreasonably withheld, delayed, or conditioned, provided that Seller shall have the right to withhold its consent only to the extent the Allocation Schedule is not in accordance with the requirements of the Code or applicable Law.

(b)           If Seller does not object to the Allocation Schedule by written notice to Buyer within 30 days after receipt by Seller of the Allocation Schedule, then the Allocation Schedule shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement and for all Tax purposes; provided, however, that such Allocation Schedule shall be subject to adjustment upon and as a result of any adjustment to the amounts used to determine the Allocation Schedule under this Agreement. If Seller objects to the Allocation Schedule (or any portion thereof), it shall notify Buyer in writing of its objection to the Allocation Schedule within 30 days after receipt by Seller of the Allocation Schedule and shall set forth in such written notice the disputed item or items and the basis for its objection, and Seller and Buyer shall act in good faith to resolve any such dispute for a period of 15 days thereafter. If, within 15 days of Seller’s delivery of a valid written notice of objection to the Allocation Schedule, Buyer and Seller have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented to the Independent Auditor for resolution. The Independent Auditor shall be directed to render a written report on the unresolved disputed items as promptly as possible, but in no event more than 20 days after such submission to the Independent Auditor, and to resolve only those unresolved disputed items. Buyer and Seller shall each furnish to the Independent Auditor such work papers, schedules, and other documents related to the unresolved disputed items as the Independent Auditor may reasonably request. The Independent Auditor shall resolve the disputed items based solely on the terms of this Agreement and the presentations by Buyer and Seller and not by independent review. The resolution of the dispute by the Independent Auditor shall be final and binding on the Parties hereto. The fees and expenses of the Independent Auditor shall be borne by Seller and Buyer equally. In the event that any adjustment to the Purchase Price is made, Buyer shall provide Seller with a revised Allocation and the principles of this Section 1.9 shall apply to each of the revised allocations.

(c)           The Parties shall file all Tax Returns (including IRS Form 8594) and any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of state, local or non-U.S. Law (“Section 1060 Forms”) in a manner that is consistent with the Allocation Schedule, as finally determined. and shall file any amended Section 1060 Forms consistent with any adjustment to the Allocation Schedule as contemplated herein, and shall refrain from taking any Tax position inconsistent therewith (in any audit or otherwise), unless required pursuant to a “determination” within the meaning of Section 1313. The Parties shall, and shall cause each of their Affiliates to, cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms timely and in the manner required by applicable Law.

1.10         Withholding Tax. Buyer and Escrow Agent shall be entitled to deduct and withhold from the Purchase Price, and any other payments made pursuant to, or as contemplated by, this Agreement, all Taxes that such Person may be required to deduct and withhold under any provision of applicable Law. All such withheld amounts shall be treated as delivered to the Person with respect to which the withholding was made.

1.11         Third Party Consents.

(a)           To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Buyer shall be deemed to have waived any such consents which are not obtained as of the Closing.

ARTICLE II
CLOSING

2.1           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on May 15, 2019, or at such other time and date as Seller and Buyer may mutually agree upon in writing, but in any event no later than two Business Days after the date the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions (the “Closing Date”). The Closing shall be deemed to occur at 12:01 a.m. on the Closing Date (the “Effective Time”).

2.2           Closing Deliverables.

(a)           At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)              the Escrow Agreement duly executed by Seller;

(ii)             a bill of sale in the form of Exhibit B (the “Bill of Sale”) duly executed by Seller, transferring the Tangible Personal Property to Buyer;

(iii)            an assignment and assumption agreement in the form of Exhibit C (the “Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)           assignments to Buyer in the form of Exhibit D (the “Intellectual Property Assignments”) duly executed by Seller transferring all of Seller’s right, title, and interest in and to the Intellectual Property Assets to Buyer;

(v)             Non-Competition Agreements in the form of Exhibit E (the “Non-Competition Agreements”) duly executed by Marshall Griswold, Doug Kahn and Cliff Kahn;

(vi)            Employment Agreement in the form of Exhibit F (the “Employment Agreement”) duly executed by Marshall Griswold;

(vii)           copies of all consents, approvals, waivers and authorizations referred to in Section 3.3 of the Disclosure Schedules in form and substance satisfactory to Buyer;

(viii)          the Seller Closing Certificate;

(ix)             the certificate of Seller required by Section 6.2(k);

(x)              payoff letters, lien releases and other customary documents reasonably satisfactory to Buyer, evidencing the full release of all Encumbrances on the Purchased Assets;

(xi)             a receipt or certificate from each state in which Seller files Tax Returns, if any, showing that all state and local Taxes have been timely paid by Seller;

(xii)           a non-foreign affidavit (the “FIRPTA Certificate”) from Seller (and, if reasonably requested by Buyer, any partner of Seller) dated as of the Closing Date, sworn under penalty of perjury and in form and substance contemplated in the Treasury Regulations promulgated under Code Section 1445 stating that Seller (or such Person) is not a “foreign person” as defined in Code Section 1445;

(xiii)         electronic or other mutually agreed upon means of delivery of the documents and information contained in the virtual online data room hosted on behalf of Seller; and

(xiv)         such other customary instruments of transfer, assumption, filings or documents or other consents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           At the Closing, Buyer shall deliver to Seller the following:

(i)               the Purchase Price less the Escrow Amount;

(ii)              the Escrow Agreement duly executed by Buyer;

(iii)            the Assignment and Assumption Agreement duly executed by Buyer;

(iv)            the Non-Competition Agreements duly executed by Buyer;

(v)             the Employment Agreement duly executed by Buyer;

(vi)            the Buyer Closing Certificate; and

(vii)           the certificate of the Secretary or Assistant Secretary of Buyer required by Section 6.3(f).

(c)           At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE III
Representations and Warranties of Seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the Closing Date.

3.1           Organization and Qualification of Seller. Seller is a general partnership duly formed, validly existing, and in good standing under the Laws of the State of Texas and has full general partnership power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on the Business as currently conducted. Texas is the only jurisdiction in which Seller conducts the Business, owns or leases any real property, or where any Purchased Assets are located, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the lack of such qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2           Authority of Seller. Seller has full general partnership power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite general partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally and by general principles of equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally and by general principles of equity). No subsidiary or other Affiliate of Seller owns, has any interest in, or has possession of, any of the Purchased Assets.

3.3           No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, partnership agreement, or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business, or the Purchased Assets; (c) except as set forth in Section 3.3 of the Disclosure Schedules, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

3.4           Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of Seller as at December 31 in each of the years 2017 and 2016, the related statements of income and profit and loss for the years then ended (the “Annual Financial Statements”), and financial statements consisting of the balance sheet of Seller as of September 30, 2018 and the related statements of income and profit and loss for the 9-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to the absence of notes, and, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of Seller, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Seller as of September 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

3.5           Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) the obligations under the Lease with respect to the Leased Real Property.

3.6           Absence of Certain Changes, Events and Conditions. Since the June 30, 2018, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           declaration or payment of any dividends or distributions on or in respect of Seller’s partnership interests or redemption, purchase or acquisition of Seller’s partnership interests;

(c)           material change in any method of accounting or accounting practice for Seller or the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)           material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)           entry into any Contract that would constitute a Material Contract except for the Material Contracts set forth in the Disclosure Schedules;

(f)            incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)           transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h)           cancellation of any Indebtedness or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i)            transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(j)            material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)           acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l)            material capital expenditures that would constitute an Assumed Liability;

(m)          imposition of any Encumbrance upon any of the Purchased Assets;

(n)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors, or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;

(p)           loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers, or employees of the Business;

(q)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, state or foreign bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r)            purchase, lease, or other acquisition of the right to own, use, or lease any property or assets in connection with the Business for an amount in excess of $5,000 individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; and

(s)           Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.7           Material Contracts.

(a)           Section 3.7(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party and by which it is bound in connection with the Business or the Purchased Assets (such Contracts being “Material Contracts”):

(i)             all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than 60 days’ notice, excluding any intercompany purchase orders;

(ii)            all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)           all Contracts that provide for the indemnification of any Person, including with respect to Intellectual Property, or the assumption of any Tax, environmental or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)            all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)          all Contracts that limit or purport to limit the ability of Seller to (1) compete in any line of business or with any Person or in any geographic area or during any period of time, (2) acquire any product, asset, or service from any other Person, (3) develop or distribute any products, or (4) solicit potential employees, consultants, independent contractors, or customers;

(viii)        all joint venture, partnership or similar Contracts;

(ix)           all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(x)            all Contracts relating to Encumbrance of any Purchased Asset or with respect to the Business;

(xi)           all powers of attorney with respect to the Business or any Purchased Asset;

(xii)          all product or service warranties provided by Seller with respect to the Purchased Assets or the Business;

(xiii)        all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, indemnities, and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property Asset that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary, or by which Seller, or the Purchased Assets, are otherwise bound, including, without limitation (1) each Contract pursuant to which any Intellectual Property Asset is or has been licensed, sold, assigned, or otherwise conveyed or provided to Seller, (2) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right or interest in, any Intellectual Property Asset, (3) each Contract pursuant to which any royalties, fees, commissions, and other amounts are payable by Seller to any other Person upon or for the use of any Intellectual Property Asset, and (4) each Contract that contains provisions to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assume or agree to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation, or similar Action (collectively, the “Intellectual Property Agreements”);

(xiv)         all collective bargaining agreements or Contracts with any Union; and;

(xv)          all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.7, including, without limitation.

(b)           Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets. There are no material oral Contracts.

3.8           Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances, other than Permitted Encumbrances.

3.9           Condition and Sufficiency of Assets. Each asset included in the Tangible Personal Property is structurally sound, in good operating condition and repair, has been operated in all material respects in accordance with all applicable Laws and applicable Contracts related thereto, and is adequate for the uses to which they are being put, and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Seller has previously provided to Buyer complete and accurate equipment maintenance records with respect to the Tangible Personal Property. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

3.10         Real Property.

(a)           Seller owns no real property.

(b)           Section 3.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds interest in any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease and any extensions thereof. With respect to each Lease:

(i)             such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)             Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)            Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of the Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)            Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)             Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)               The Leased Real Property constitutes all the real property assets and real property improvements currently used and otherwise necessary for the conduct of the Business as currently conducted. To the Knowledge of Seller, the Leased Real Property has been and is currently being operated in compliance with any restrictions, covenants or conditions (including governmental rules, ordinances and regulations) currently encumbering or otherwise required to operate such Leased Real Property.

3.11         Intellectual Property.

(a)           “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, packaging design, slogans, and other indicia of source, origin or quality, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing and all copyrightable subject matter irrespective of whether fixed in a tangible medium; (iii) trade secrets and other confidential or proprietary information (including customer, supplier and pricing information, technical and business information, processes, techniques, plans, drawings, designs, know-how, inventions, ideas, research in progress, data, databases, prototypes, testing procedures and results, and business, marketing, financial and sales plans) and rights under applicable trade secret Law in the foregoing (“Proprietary Information”); (iv) patents, patent applications, and all patentable subject matter; (v) internet domain name registrations and rights to social media accounts; (vi) and all computer software used by Seller in the Business (excluding commercially available off the shelf software used for general business purposes note unique to Seller) or developed by or for Seller including all source code, object code, and the copyrights embodied therein; and (vii) other intellectual property and related proprietary rights, interests and protections. “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Seller. “Intellectual Property Assets” means the Owned Intellectual Property and all other Intellectual Property licensed for use or otherwise held for use by Seller in the Business.

(b)           Section 3.11(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations owned or purported to be owned or filed by or registered to Seller (the “Registered Intellectual Property”), in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the governmental body where the filing, issuance or registration was made, and any material common law trademarks owned or purported to be owned by Seller. Seller exclusively owns all Owned Intellectual Property, free and clear of all Encumbrances. The Intellectual Property Assets constitutes all of the Intellectual Property necessary and sufficient to conduct the Business as currently conducted. All items of Registered Intellectual Property are in compliance with requirements of Law and are valid and enforceable to the fullest extent of the Law, and, to Seller’s Knowledge, all other Owned Intellectual Property is valid and enforceable to the fullest extent of the Law. Seller has paid all fees and filed all documents due prior to the date hereof that are necessary to maintain the Registered Intellectual Property in full force or the exclusive rights thereto.

(c)           (i) The conduct of the Business as currently conducted and the manufacture, use, sale, offer for sale, license, distribution, performance and/or importation or any product or service of Seller, do not infringe, misappropriate or otherwise violate (and have not infringed, misappropriated or otherwise violated) the Intellectual Property of any Person; (ii) no written or oral claims have been asserted and there are no claims pending or threatened against Seller alleging infringement, misappropriation, or violation of the Intellectual Property of any Person, (iii) no Person has infringed, misappropriated, or otherwise violated or is infringing, misappropriating or otherwise violating any Intellectual Property Asset, and (iv) Seller has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and other personnel for their use.

(d)           All former and current employees, consultants and contractors of Seller have executed written instruments with Seller that assign to Seller all their rights, title and interest in and to any and all inventions, improvements, ideas, discoveries, writings, works of authorship, other intellectual property, and information created or developed within the scope of their work for Seller, and any of the products or services being researched, developed, manufactured, or sold by Seller, and all Intellectual Property relating to the foregoing.

(e)           To Seller’s Knowledge, Seller has taken commercially reasonable security measures to protect the confidentiality and value of the Proprietary Information owned or purported to be owned by Seller.

(f)            Seller has not used any open source or other third party software in a manner that would obligate Seller to disclose, make available, or deliver any portion of the source code of any software owned or purported to be owned by Seller to any other Person.

(g)           The computer and information technology systems, platforms and networks owned, licensed, leased or used by Seller (“IT Systems”) are sufficient to operate the Business, and Seller has valid rights to use the IT Systems. There have been no unauthorized intrusions or breaches of the security of the IT Systems or infections by viruses or other harmful code.

(h)           Seller’s collection, receipt, use, retention, disposal, generation, processing, transmission, import, export, transfer, disclosure, and dissemination of any and all personally identifiable information and other data has been and is in compliance with Seller’s obligations, representations, and warranties under Contracts, applicable Law, self-regulatory rules and principles of industry organizations to which it is subject.

(i)            Following the Effective Time, Buyer will have the same rights and privileges in the Intellectual Property Assets as Seller had in the Intellectual Property Assets immediately prior to the Effective Time.

3.12         Customers and Suppliers.

(a)           Section 3.12(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business, or materially change the pricing or other terms of its business with Seller, and Seller is not otherwise involved in any material disputes with any Material Customer.

(b)           Section 3.12(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

3.13         Insurance. Seller has provided to Buyer true and complete copies of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”). There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

3.14         Legal Proceedings; Governmental Orders.

(a)           There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

3.15         Compliance With Laws; Permits.

(a)           Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)           All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit required to conduct the Business as currently conducted.

3.16         Environmental Matters.

(a)           The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           There are and have been no material violations of any Environmental Law respecting occupational safety and health of any employee employed by Seller in connection with the Business or any Purchased Asset.

(c)           Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.16(c) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect in accordance with Environmental Law.

(d)           There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)           Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(f)            Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(g)           To Seller’s Knowledge, neither the execution of this Agreement by Seller nor the consummation of the transactions contemplated in this Agreement will require any investigation, remediation, or other action with respect to any Hazardous Material, or any notice to or consent of any Governmental Authority pursuant to any applicable Environmental Law or Environmental Permit.

3.17         Employee Benefit Matters.

(a)           Seller has provided to Buyer a true and complete listing of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)           Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance in all material respects with the Code, ERISA, and all other applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Seller has performed and complied in all material respects with its obligations under, or with respect to, each Benefit Plan and nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under ERISA or to tax or penalty under the Code, or under any other Laws. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP. Seller does not have any Liabilities or obligations (nor has made any promises) to provide to any Person life insurance, medical or other employee benefits beyond the termination of service or retirement other than coverage required by applicable Law, ERISA or the Code.

(d)           None of the Seller nor any of its ERISA Affiliates currently or has ever maintained, contributed to, been required to contribute to, or has had any Liability (contingent or otherwise) with respect to, any employee benefit plan that (i) is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan,” as defined in Section 3(37) of ERISA,(iii) is a “multiple employer plan,” as defined in Section 3(40) of ERISA, (iv) is a “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code, or (v) is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. No Benefit Plan provides health benefits that are not fully insured through an insurance contract.

(e)           There is no pending or, to the Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)            Each Benefit Plan that is subject to Section 409A of the Code has been administered in accordance with its terms and in compliance with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)           Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in any “excess parachute payments” within the meaning of Section 280G of the Code.

(h)           Neither Seller nor any ERISA Affiliate has announced or made any commitment to create any additional Benefit Plan or to adopt, amend, or terminate any Benefit Plan, other than any amendment required by applicable Law. Each Benefit Plan may be amended or terminated in accordance with its terms, without Liability to Seller, any ERISA Affiliate, or the Buyer or any Affiliate of Buyer. The Seller has expressly reserved the right to amend, modify or terminate any Assumed Benefit Plan, or any portion of it, in each case in accordance with applicable plan terms, and has made no representations (whether orally or in writing) which could reasonably be expected to conflict with or contradict such reservation or right.

3.18         Employment Matters.

(a)           Seller is a party to a Professional Service Agreement (“PEO Agreement”) with TriNet f/k/a Gevity HR, Inc. (“TriNet”) under which TriNet and Seller are co-employers of the individuals performing services pursuant to the PEO Agreement, who are considered “co-employees” of TriNet and Seller pursuant to the PEO Agreement and Texas law (“PEO Employees”). Pursuant to the PEO Agreement, TriNet is responsible for, among other things, paying salaries and wages, complying with reporting and payment of federal and state payroll taxes, and providing benefits to the PEO Employees. Seller has complied in all material respects with its responsibilities under the PEO Agreement. Except with respect to amounts which are not past due and were incurred in the ordinary course of business consistent with past practice, Seller has paid in full all amounts owed to TriNet with respect to the PEO Employees, and to the knowledge of Seller, TriNet is not in breach of any of its obligations to the PEO Employees.

(b)           Section 3.18(b) of the Disclosure Schedules contains a list of all persons who are PEO Employees, Non-PEO Employees, independent contractors, or consultants of Seller as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of Seller for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, or bonuses. Except as set forth on Section 3.18(b)3.18(a) of the Disclosure Schedules, all PEO Employees and Non-PEO Employees of Seller are employed on an “at-will” basis, and no such employee has any formal or informal entitlement to a severance or other payment upon termination, transfer or otherwise.

(c)           Seller is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of Seller.

(d)           Seller has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of Seller, whether PEO Employees or otherwise, classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, PEO Employee or other employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(e)           Seller has at all times complied with the WARN Act if applicable to Seller.

(f)            In connection with the Closing, Seller shall have terminated the employment of all Non-PEO employees effective as of the Closing Date and shall have paid all salary, vacation, unused leave, bonuses, benefits and other compensation payable to or earned by the Non-PEO employees as of the Closing Date. With respect to the PEO Employees, Seller shall have facilitated the assignment of the PEO Agreement to Buyer and have paid all amounts owed to TriNet with respect to the PEO Employees through the date of Closing.

3.19         Taxes.

(a)               (i) Seller and each of Seller’s partners, has timely filed or caused to be filed with the appropriate Governmental Authority or other authority responsible for the administration of any Tax (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed by such Person, and has timely paid in full or caused to be paid in full all Taxes (whether or not shown on any Tax Return) required to be paid by or with respect to Seller or such Person, (ii) all such Tax Returns are true, correct and complete in all respects.

(b)               There are no Encumbrances for or with respect to Taxes upon the Business or any of the Purchased Assets, and there is no reasonable basis for the assertion of any Encumbrance or assessment, in each instance for or with respect to Taxes, upon, or relating to Seller, the Business, or any of the Purchased Assets.

(c)               Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

(d)               (i) There is no current action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending or threatened against Seller or any of its partners in respect of any Tax, (ii) no oral or written notification of an intention to commence an action, suit, proceeding, investigation, audit, claim, assessment, in each instance relating to Taxes, has been received by Seller, or any of its partners, (iii) no notice of deficiency or proposed adjustment for any amount of Tax of Seller has been received by Seller or any of its partners, or threatened by any Taxing Authority. No deficiencies or assessments, in each instance relating to Taxes, have ever been asserted or made against Seller or any of its partners.

(e)               No Taxing Authority (or other governmental authority) with which Seller does not file Tax Returns has claimed or threatened that Seller (or, with respect to Seller’s trade or business, any partner of Seller) is or may be subject to taxation by that Taxing Authority (or other governmental authority). Seller has not engaged in the Business or in a trade or business in any jurisdiction in which Seller (and, with respect to Seller’s trade or business, any partner of Seller) has not timely filed all required Tax Returns. Seller has no nexus with any jurisdiction in which it does not file Tax Returns; and no written or oral notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by Seller to the effect that the filing of Tax Returns may be required.

(f)                There is no Tax sharing or allocation agreement or arrangement respecting Seller, on the one hand, and any other Person, on the other.

(g)               Seller has complied with all requirements relating to the timely payment, collection, withholding, and reporting of Taxes and amounts (including as contemplated in Code Sections 1441 through 1464, 3401 through 3406, 6041, and 6049, and any corresponding or similar provision of state, local or non-U.S. law) and has, within the time and in the manner prescribed by law, timely withheld and timely paid over all Taxes and amounts required to be so withheld and paid over to the proper taxing authorities, including but not limited to with respect to payments to any employee (e.g., pursuant to the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment Tax withholding Laws), independent contractor, creditor, stockholder, member, partner or other third party; and has, in accordance with all applicable Laws, properly completed, timely filed and otherwise timely provided all Returns relating thereto (e.g., Forms W-2, 1099, 941, 944 and state law counterparts thereof);

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(h)               Seller has properly and timely imposed, collected and paid all Taxes (including sales, goods and services, and similar Taxes) with respect to any product, service or supply that is sold, provided, delivered or made by Seller, as required under applicable Law.

(i)                Seller is not (i) the subject of a Tax ruling, (ii) the subject of a closing agreement with any Taxing Authority, or (iii) subject to a power of attorney with respect to any Tax matters currently in effect.

(j)                Seller is not a party to any agreement, contract, arrangement or plan that has resulted or could result in the payment of an excise tax under Section 409A, or an “excess parachute payment” within the meaning of Code Section 280G (or any similar provision of state or local law).

(k)               Seller has not received from any Taxing Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information relating to Taxes of Seller, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against or with respect to Seller.

(l)                Seller has not been a participant in or material advisor (within the meaning of Section 6112 of the Code) to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(m)              Seller is not a foreign person within the meaning of Sections 897 and 1445 of the Code.

(n)              Seller is, and since its formation has been, treated and properly classified as either a general partnership all U.S. federal and applicable state and local income Tax purposes, and no election has been filed, or action taken, inconsistent with such treatment.

3.20         Affiliate Transactions. No Related Party (a) has entered into, or has had any financial interest in, at any time in the past three years, any Contract, transaction or business dealing with or involving Seller, including the provision of services of any kind to Seller, with respect to the Business, or (b) has, or has had at any time in the past three years, any interest, claim, or right in any of the Purchased Assets or any other property, asset or right used by Seller with respect to the Business.

3.21        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

3.22        Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To Seller’s Knowledge, all facts, information, and documents that may materially adversely affect the Purchased Assets or Business as currently conducted or proposed to be conducted have been specifically disclosed to Buyer in writing by Seller on or prior to the date of this Agreement.

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ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the Closing Date.

4.1           Organization of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Texas.

4.2           Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

4.3           No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.4           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

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4.5           Legal Proceedings. There are no Actions investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement

ARTICLE V
COVENANTS

5.1           Employees and Employee Benefits.

(a)               Effective as of the Closing, Buyer shall assume the PEO Agreement and continue to employee the PEO Employees as co-employees with TriNet pursuant to the PEO Agreement. Buyer shall, following the Closing, promptly notify the PEO Employees in writing of its assumption of the PEO Agreement. For a period of not less than 45 days from the Closing Date, Buyer expects to maintain in full force and effect the PEO Agreement and, to the extent permitted by the PEO Agreement and by applicable law, expects TriNet to maintain any employee benefit plans in effect immediately prior to the Closing Date until such time as the PEO Agreement is terminated. If applicable, effective upon the termination of the PEO Agreement, Buyer may elect for some or all of the PEO Employees to become sole employees of Buyer and to participate in the employee benefit plans and programs, if any, on the same basis as similarly situated employees of Buyer. With respect to any Non-PEO Employees, on or before the Closing Date, but subject to Buyer’s standard employment screening policies and procedures, Buyer shall offer “at will” employment to substantially all Non-PEO Employees of Seller with such employment with Buyer commencing on the Closing Date, and subject to such terms and conditions as Buyer shall determine. PEO Employees who continue to be employed by Buyer pursuant to the PEO Agreement and Non-PEO Employees who accept Buyer’s offer of employment and commence employment with Buyer as of the Closing Date shall be referred to as a “Hired Employee” and shall be collectively referred to as the “Hired Employees.” On or prior to the Closing Date, Seller will terminate the employment of the Hired Employees and make all payments to the Hired Employees required under any federal, state, or local Law applicable to Seller, including, without limitation, the payment of accrued wages, bonuses, vacation time, severance or separation pay. For all Hired Employees, effective on the Closing Date, Seller and Buyer agree for tax purposes to treat Buyer as the “successor employer” and to treat Seller as the “predecessor employer” within the meaning of Section 3121(a)(1) of the Code. Notwithstanding the foregoing, (i) with respect to each Hired Employee, nothing in this Agreement shall constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration, and (ii) subject to applicable Law, each Hired Employee will be employed “at will” and any Hired Employee may be terminated by Buyer at any time for any reason (subject to any written commitments to the contrary made by Buyer). Nothing in this Agreement shall be deemed to prevent or restrict in any way any right of Buyer or its designee, subject to applicable Law, to terminate, reassign, promote or demote any Hired Employee after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Hired Employee. The parties acknowledge and agree that the Hired Employees will cease to participate in and accrue any benefits under the Benefit Plans of Seller or its ERISA Affiliates as of the Closing Date and that, as soon as practicable following the Closing Date (and in all cases, consistent with the Buyer’s benefit plan documents), the Hired Employees will commence participation in the benefit plans of Buyer (which may, for the avoidance of doubt, include the Assumed Benefit Plans) or, as applicable, benefit plans offered by TriNet.

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(b)               Seller shall be responsible for (i) the payment of all wages and other remuneration due to the Employees with respect to their services as employees through the close of business on the Closing Date, including, if any, pro rata bonus payments and all vacation accrued and unused prior to the Closing Date; (ii) the payment of any termination or severance payments due to the Employees as a result of the transactions contemplated by this Agreement; and (iii) any and all payments due to the Employees required under the WARN Act, or applicable law depending upon the jurisdiction) as a result of the transactions contemplated by this Agreement (and Seller shall assume, hold harmless, and defend Buyer with respect to all Liabilities under the WARN Act or any similar Law, which Buyer may incur on or after the Closing Date in connection with the transactions contemplated by this Agreement). For the avoidance of doubt, (i) Buyer shall have no liability or obligations whatsoever for any salary, bonuses, compensation benefits (including with respect to Benefit Plans) and claims for any Employee for any period relating to such Employee’s service with Seller at any time on or prior to the Closing Date; and (ii) Seller shall be liable, to the extent there is Liability under the terms of the applicable Benefit Plan, for any claims made or incurred by the Employees and their beneficiaries under the Benefit Plans regardless of whether such Liability arises prior to, on, or after the Closing.

(c)               With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Hired Employees will participate effective as of the Closing, Buyer shall recognize all service of the Hired Employees with Seller as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan (but not benefit accrual purposes) in which such Hired Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, or (y) such service was not recognized under the corresponding Benefit Plan. With respect to each Buyer Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall use commercially reasonable efforts to cause to be waived any pre-existing condition exclusion, waiting periods, or evidence of insurability requirements that apply to the Hired Employees.

(d)               Effective as of the Closing Date, Seller shall transfer each Assumed Benefit Plan to the Buyer, and Buyer shall assume sponsorship and maintain each such Assumed Benefit Plan for the benefit of the Hired Employees. Seller and Buyer shall cooperate in connection with the transfer of sponsorship of the Assumed Benefit Plans and the parties shall take all actions necessary to consummate the transfer of sponsorship of the Assumed Benefit Plans, including, without limitation, any actions required to facilitate the transfer of any insurance policies underlying the Assumed Benefit Plans to Buyer. With respect to each Assumed Benefit Plan, the parties agree that (i) Buyer shall be solely liable for any and all premiums, costs, charges, obligations, and Liabilities (whether actual, potential, or contingent) related to any period after the Closing Date and Seller shall have no Liability whatsoever for any such premiums, costs, charges, or other obligations or Liabilities and (ii) Seller shall be solely liable for any and all premiums, costs, charges, obligations, and Liabilities (whether actual, potential, or contingent) related to any period on or prior to the Closing Date and Buyer shall have no Liability whatsoever for any such premiums, costs, charges, or other obligations or Liabilities. For the avoidance of doubt and notwithstanding anything in this Agreement, the Code, ERISA, or the Treasury Regulations to the contrary, Seller will cease to sponsor all Benefit Plans that are group health plans in connection with the transactions described in this Agreement. If the Closing occurs, Seller and Buyer hereby agree that Seller’s Employees who are “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4890B-9, Q&A-4, will be provided with the group health plan continuation or conversion coverage required under Section 4980B of the Code (the Required COBRA Coverage) under a group health plan of Buyer (including, without limitation, any Assumed Benefit Plan that is group health plan).

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(e)               This Section 5.1 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.1, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.1. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.1 shall not create any right in any Employee or any other Person to any continued employment with Seller, Buyer, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever. Furthermore, Buyer shall not be required to (i) employ any Person or to utilize the services of any PEO Employee after the Closing or (ii) continue in force the PEO Agreement for any period of time after the Closing.

5.2           Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.3           Non-competition; Non-solicitation.

(a)               For a period of five years commencing on the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

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(b)               During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any person who is offered employment by Buyer pursuant to Section 5.1(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.3(b) shall prevent Seller from soliciting (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)               If Seller violates any of the terms and restrictions set forth in Section 5.3(a) or Section 5.3(b) of this Agreement, the Restricted Period for all such restrictions shall automatically be extended by the period Seller was in violation of them.

(d)               Seller acknowledges that a breach or threatened breach of this Section 5.3 would give rise to irreparable harm to Buyer for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)               Seller acknowledges that the restrictions contained in this Section 5.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.4           Books and Records.

(a)               In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall:

(i)                 retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

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(ii)              upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(b)               Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.4 where such access would violate any Law.

5.5           Bulk Sales Laws. The parties hereto hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

5.6           Accounts Receivable. From and after the Closing, if Seller or Buyer or any of their respective Affiliates receives or collects any funds or assets of the other Party, including: (a) with respect to funds or assets received by Seller, any funds or assets relating to or consisting of any of the Purchased Assets or arising from the operation of the Business by Buyer after the Effective Time and (b) with respect to funds or assets received by Buyer after the Effective Time, any funds or assets relating to or consisting of any of the Excluded Assets, such Party or such Affiliate of such Party shall remit such funds or assets to the other Party within five Business Days after its receipt thereof. Buyer shall attempt, in a manner consistent with its existing practices for its own receivables, to collect the Accounts Receivables. Seller shall not pursue or attempt to collect the Accounts Receivables, provided, however, if any Accounts Receivable is past due by 12 months or more, Seller may directly attempt to collect such Accounts Receivable after providing Buyer 30 days’ prior written notice and an option to purchase such past-due Accounts Receivable for an amount equal to the amount of such past due Accounts Receivable. If Buyer exercises such option within 15 days after receiving notice thereof, Seller shall not directly attempt to collect such Accounts Receivable.

5.7           Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

5.8           Additional Tax Matters. To the extent relevant to the Business, the Purchased Assets or the Assumed Liabilities, Seller shall (i) provide Buyer with such reasonable assistance as may be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Governmental Authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, and (ii) retain and provide Buyer with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. In the case of any real or personal property Taxes or any similar ad valorem Taxes attributable to the Purchased Assets or the Business for which Taxes are reported on a Tax Return covering which Taxes are reported on a Tax Return covering a period which commences on or prior to the Closing Date and which ends after the Closing Date, any such Taxes shall be prorated between Seller, on the one hand, and Buyer, on the other, on a per diem basis, with Seller being liable for Taxes relating to any period up to and including the Closing Date and Buyer being liable for Taxes relating to any period commencing after the Closing Date. The party required by applicable Law to pay any such Tax (the “Paying Party”), to the extent such payment exceeds the obligation of the Paying Party hereunder, shall provide the other Party (the “Non-Paying Party”) with notice of payment, and within 10 days’ of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Taxes. The Party required by applicable Law to file a Tax Return with respect to Taxes shall do so within the time period prescribed by applicable Law, and the other Party shall reasonably cooperate in connection therewith.

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5.9           Public Announcements. Unless otherwise required by applicable Law, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of all the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

5.10         Name Change. Within 10 days following the Closing, Seller shall change its name to another name which does not contain “CryoGene,” “Lab” or any other similar word and which is reasonably satisfactory to Buyer.

5.11         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

5.12         Outstanding Obligations. Seller shall pay in full any and all outstanding obligations of Seller, including without limitation all trade accounts payable, as of the Effective Time at or within 15 days following the Closing Date.

ARTICLE VI
CONDITIONS TO CLOSING

6.1           Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               The filings of Buyer and Seller required by any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Documents, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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6.2           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of Seller contained in this Agreement, the Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)               All approvals, consents, and waivers that are listed on Section 3.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)               There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)                Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.2(a).

(g)               Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(h)               Seller shall be in good standing with the State of Texas Franchise Tax Board.

(i)                All Encumbrances relating to the Purchased Assets shall have been released in full, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

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(j)                Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied (the “Seller Closing Certificate”).

(k)               Buyer shall have received a certificate of a Partner of Seller certifying that (1) attached thereto are true and complete copies of all resolutions adopted by the partners of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (2) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder.

(l)                Buyer shall be satisfied in its sole discretion with the results of its review of the Business and the Purchased Assets, including its review of the financial records, valuation analyses, and books and records of Seller.

(m)              The Board of Directors of Buyer shall have approved of the Agreements and the transactions contemplated herein.

(n)              Buyer’s financial advisors shall have delivered to Buyer a fairness opinion to the effect that the terms and conditions of the transactions contemplated under this Agreement and any Transaction Document, taken as a whole, are fair to the Buyer in its entirety from a financial point of view.

(o)              Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

6.3           Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

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(c)               No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)               Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.2(b).

(e)               Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied (the “Buyer Closing Certificate”).

(f)                Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that (1) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (2) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder.

(g)              Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1           Survival of the Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of Buyer as follows:

(a)               as to the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.8, and Section 3.21 (the “Indefinite Representations”), indefinitely;

(b)               as to the representations and warranties contained in Section 3.11 and Section 3.19 (together with the Indefinite Representations, the “Fundamental Representations”) for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof and to any ability of a Taxing Authority to assess or reassess without limitation in cases of fraud or misrepresentation attributable to neglect, carelessness or willful default) plus 90 days, unless a notice of a claim shall have been made in writing before the expiration of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Action until the final determination or settlement of that Action;

(c)               as to all other matters, until 11:59 p.m. California time on the date that is 18 months following the Closing Date, unless a notice of claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Action until the final determination or settlement of that Action.

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7.2           Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of Seller as follows:

(a)               As to the representations and warranties contained in Section 4.1 and Section 4.2, indefinitely; and

(b)               as to all other matters, until 11:59 p.m. California time on the date that is 18 months following the Closing Date, unless a notice of a claim for indemnity pursuant to the indemnification provisions in this Agreement shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Action until the final determination or settlement of that Action.

7.3           Survival of Covenants. Except as otherwise provided in this Agreement, all covenants of Seller and Buyer, as the case may be, contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing indefinitely.

7.4           Indemnification By Seller. Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement without giving effect to any of the following: (1) any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty solely for purposes of determining the scope or amount of Losses, but not for purposes of determining the existence of any breach of such representations or warranties, and (2) any update of or modification to the Disclosure Schedules made or purported to have been made after the execution of this Agreement;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)               any Excluded Asset or any Excluded Liability;

(d)               any of the matters set forth in Section 7.4(d) of the Disclosure Schedules to the extent arising on or prior to the Closing Date; or

(e)               any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller conducted, existing or arising on or prior to the Closing Date.

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7.5           Indemnification By Buyer. Buyer shall indemnify and defend Seller and its respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)              any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(c)               any Assumed Liability; or

(d)              any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, solely to the extent the facts or circumstances which are the basis of the Third Party Claim arose after the Closing Date.

7.6           Survival of Indemnification Provisions. The obligations to indemnify and hold harmless pursuant to Section 7.4 and Section 7.5 shall survive the consummation of the transactions contemplated by this Agreement for the time periods set out in Section 7.1 and Section 7.2, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

7.7           Exceptions to Indemnifications. Notwithstanding anything contained herein to the contrary:

(a)               Seller shall not be liable to Buyer Indemnitees for indemnification pursuant to Section 7.4(a) until the aggregate amount of all Losses exceeds $50,000; provided that if such Losses exceeds the sum of $50,000, the obligation of Seller arises from the first dollar claimed;

(b)               Seller shall not be liable to the Buyer Indemnitees for indemnification pursuant to Section 7.4(a) for any amounts in excess of an amount equal to the Escrow Funds and pursuant to Section 7.4(b) through Section 7.4(e) for any amounts in excess of an amount equal to the Purchase Price;

(c)               Notwithstanding the foregoing, the limitations set forth in Section 7.7(a) or Section 7.7(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, or based on fraud or intentional misconduct; and

(d)               no Indemnified Party is entitled to double recovery for any claims even though they may have resulted from the breach of one or more than one of the representations, warranties, covenants, and obligations of an Indemnifying Party in this Agreement.

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7.8           Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party.”

(a)               Third Party Claims.

(i)                 If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim, provided that failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations except and only to the extent that such failure materially prejudices the defense of such claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(ii)              The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 60 days (or sooner if the nature of the Third Party Claim so requires), to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) creates a reasonable probability that such Third Party Claim may adversely affect the Business, (y) is asserted directly by or on behalf of a Person that is a Material Customer of the Business, or (z) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with the preceding sentence, the Indemnifying Party shall be conclusively deemed to have acknowledged that such Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnified Party harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.8(a)(iii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. Notwithstanding anything to the contrary in this Section 7.8(a), the Indemnifying Party will not be entitled to assume (or retain, as applicable) control of the defense of any Third Party Claim if the claim for indemnification is with respect to any criminal proceeding, indictment, or allegation against the Indemnified Party.

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(iii)            If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.8(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, provided, however, that such consent of the Indemnified Party shall not be required if: (i) there is no finding or admission of any violation of Laws by the Indemnified Party; or (ii) (1) the sole relief provided in the compromise or settlement is monetary damages that are paid in full by the Indemnifying Party and does not include any requirement that the Indemnified Party take or refrain from taking any actions other than compliance with any non-disclosure obligations related to the terms of such settlement contained in the settlement agreement; and (2) the compromise or settlement includes an unconditional and irrevocable release of the Indemnified Party with respect to the subject matter of such claim. If the Indemnified Party has assumed the defense pursuant to Section 7.8(a), it shall provide the Indemnifying Party with advance notice of any proposed settlement, with a reasonable opportunity to review, and shall not agree to any unreasonable settlement without the written consent of the Indemnifying Party.

(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.9           Payments. Once a Loss is agreed to, in full or in part, by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII (or, in the case of a Loss related to Taxes, once the relevant Taxing Authority is entitled to take collection or enforcement action in respect of the Taxes in question), the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final non-appealable adjudication (or the relevant Taxing Authority becoming entitled to take collection or enforcement action) by wire transfer of immediately available funds, or, in the case of Seller, by payment from the Escrow Fund. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made, at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

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7.10         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.11         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

ARTICLE VIII
MISCELLANEOUS

8.1              Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.2              Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

If to Seller:	CryoGene Partners
2400 Grand Harbor Dr.
Panama City Beach, FL 32408
Email: MPGLA@aol.com
Attn: Marshall Griswold

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with a copy to:	Craddock Massey LLP
1400 Post Oak Blvd., Suite 950
Houston, TX 77056
Attention: Michael B. Massey

If to Buyer:	Cryoport, Inc.
17305 Daimler St.
Irvine, CA 92614
Attention: Robert Stefanovich, Corporate Secretary
Email: rstefanovich@cryoport.com

with a copy to:	Snell & Wilmer LLP
600 Anton Blvd, Suite 1400
Costa Mesa, CA 92626
Attention: Anthony Ippolito
Email: aippolito@swlaw.com

8.3           Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.4           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.5           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.3, upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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8.6           Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.7           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties; provided that Buyer shall have the right to assign, without such consent but with prior notice to Seller, Buyer’s rights and obligations under this Agreement to an Affiliate of Buyer.

8.8           No Third-party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.10        Governing Law; Arbitration.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b)               Except as provided in Section 1.7 or Section 1.9, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be exclusively determined by binding arbitration in Orange County, State of California, before a single arbitrator. For the avoidance of doubt, an arbitrator may award temporary and permanent injunctive relief (without the necessity of proving actual damage) as a remedy in any arbitration conducted pursuant to this Section 8.10. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (https://www.jamsadr.com/rules-comprehensive-arbitration/). Judgment on the award may be entered in any court having jurisdiction. Each of the Parties irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS to any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, and further consents to the jurisdiction of any state court of the State of California or any federal court located in the State of California for the purpose of enforcing the arbitration provisions of this Section 8.10 or hearing any other dispute, claim, or controversy under this Agreement (including enforcement of any award of specific performance and any claim for any provisional remedy, temporary, preliminary or permanent injunctive relief or other equitable relief). The fees and costs of the arbitrator shall be split evenly between the Parties of such dispute.

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8.11          Attorneys’ Fees. If any action, suit or proceeding relating to this Agreement or any Transaction Document, or the enforcement of any provision of this Agreement or any Transaction Document is brought against any Party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.12          Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur if any provision of this Agreement, including, without limitation, Section 5.3, were not performed in accordance with the terms hereof, and that the Parties shall be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond), in addition to any other remedy to which they are entitled at law or in equity, upon a breach of threatened breach of any such provision of any such obligations.

8.13          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

CryoGene Partners

By:	/s/ Marshall Griswold
Name:	Marshall Griswold
Title:	Partner

BUYER:

Cryogene, Inc.

By:	/s/ Robert S. Stefanovich
Name:	Robert S. Stefanovich
Title:	Director

Signature Page

APPENDIX A

DEFINITIONS

The following terms have the meanings specified or referred to in this Appendix A:

“Accounts Receivable” has the meaning set forth in Section 1.3(c).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Deferred Revenue” has the meaning set forth in Section 1.7(d).

“Actual Prepaid Expenses” has the meaning set forth in Section 1.7(d).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 1.9.

“Annual Financial Statements” shall have the meaning set forth in Section 3.4.

“Assigned Contracts” has the meaning set forth in Section 1.2(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(a)(iii).

“Assumed Benefit Plans” has the meaning set forth in Section 1.2(k).

“Assumed Liabilities” has the meaning set forth in Section 1.4.

“Balance Sheet” has the meaning set forth in Section 3.4.

“Balance Sheet Date” has the meaning set forth in Section 3.4.

“Benefit Plan” has the meaning set forth in Section 3.17(a).

“Bill of Sale” has the meaning set forth in Section 2.2(a)(ii).

“Books and Records” has the meaning set forth in Section 1.2(k).

“Business” has the meaning set forth in the recitals.

Appendix A - 1

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Orange County, California are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.1(c).

“Buyer Closing Certificate” has the meaning set forth in Section 6.3(e).

“Buyer Indemnitees” has the meaning set forth in Section 7.4.

“Cash Consideration” has the meaning set forth in Section 1.6.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Statement” has the meaning set forth in Section 1.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 7.8(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 1.7.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in in Section 2.1.

“Employee” mean, collectively, the PEO Employees and the Non-PEO Employees.

“Encumbrance” means any charge, claim, lease, community property interest, pledge, condition, equitable interest, lien (statutory or other), Tax, option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

Appendix A - 2

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of $1,000,000 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

Appendix A - 3

“Escrow Funds” has the meaning set forth in Section 1.8.

“Escrow Period” has the meaning set forth in Section 1.8.

“Estimated Deferred Revenue” has the meaning set forth in Section 1.7(a).

“Estimated Prepaid Expenses” has the meaning set forth in Section 1.7(a).

“Estimated Cash Payment” has the meaning set forth in Section 1.7(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.7(a).

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Benefit Plans” has the meaning set forth in Section 1.3(e).

“Excluded Contracts” has the meaning set forth in Section 1.3.

“Excluded Liabilities” has the meaning set forth in Section 1.5.

“Financial Statements” has the meaning set forth in Section 3.4.

“Final Adjustment Amount” has the meaning set forth in Section 1.7(e).

“FIRPTA Certificate” has the meaning set forth in Section 2.2(a)(xii).

“Fundamental Representations” has the meaning set forth in Section 7.1(b).

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, consent decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hired Employee” or “Hired Employees” has the meaning set forth in Section 5.1.

Appendix A - 4

“Indebtedness” means, as to any Person and without duplication, (a) all obligations in respect of principal, accrued interest, penalties, fees, prepayment obligations and premiums, (b) all indebtedness to any other Person for borrowed money, (c) all obligations evidenced by bonds, debentures, notes or other instruments, (d) all obligations upon which interest charges are customarily paid or owed (other than trade payables incurred in the ordinary course of business), (e) capitalized lease obligations, synthetic lease obligations, sale leaseback obligations and other similar indebtedness obligations, whether secured or unsecured, and (f) all obligations of the type referred to in clauses (a) through (e) of any other Person for the payment of which such first Person is responsible or liable, directly or indirectly, as guarantor, obligor or surety.

“Indefinite Representations” has the meaning set forth in Section 7.1(a).

“Indemnified Party” has the meaning set forth in Section 7.8.

“Indemnifying Party” has the meaning set forth in Section 7.8.

“Independent Auditor” has the meaning set forth in Section 1.7(d).

“Insurance Policies” has the meaning set forth in Section 3.13.

“Intellectual Property” has the meaning set forth in 3.11(a).

“Intellectual Property Agreements” has the meaning set forth in Section 3.7(a)(xiii).

“Intellectual Property Assets” has the meaning set forth in Section 3.11(a).

“Intellectual Property Assignments” has the meaning set forth in Section 2.2(a)(iv).

“Interim Balance Sheet” shall have the meaning set forth in Section 3.4.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 3.4.

“Interim Financial Statements” shall have the meaning set forth in Section 3.4.

“Inventory” has the meaning set forth in Section 1.2(a).

“IT Systems” has the meaning set forth in Section 3.11(g).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means, with respect to any director or officer of Seller, such Person’s actual knowledge, or what such Person should have known after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

Appendix A - 5

“Liabilities” means liabilities, Taxes, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, Liabilities, deficiencies, loss of profits, diminution of value, consequential damages, Actions, Taxes, loss of tax benefits or loss of tax attributes, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided that “Losses” shall not include punitive damages except to the extent actually awarded to a Governmental Authority or third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise), assets, or prospects of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to perform such Person’s material covenants or obligations under this Agreement or any Transaction Document; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Legal Requirements or accounting rules, including GAAP, but with respect to each of clauses “(i)” through “(v)” solely to the extent such event does not impact Seller, the Business, or the Purchased Assets disproportionately as compared with other companies operating in the industry of Seller.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customer” has the meaning set forth in Section 3.12(b).

“Material Suppliers” has the meaning set forth in Section 3.12(b).

“Non-Paying Party” has the meaning set forth in Section 5.8.

“Non-PEO Employee” means any Person employed by Seller as of the day immediately prior to the Closing Date, including those employees who are on leave of absence, but excluding all PEO Employees.

“Owned Intellectual Property” has the meaning set forth in Section 3.11(a).

“Parties” means Seller and Buyer.

“Paying Party” has the meaning set forth in Section 5.8.

“PEO Agreement” has the meaning set forth in Section 3.18(a).

“PEO Employees” has the meaning set forth in Section 3.18(a).

Appendix A - 6

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable; or (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period, or portion thereof, ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date

“Proprietary Information” has the meaning set forth in Section 3.11(a).

“Purchase Price” has the meaning set forth in Section 1.6.

“Purchased Assets” has the meaning set forth in Section 1.2.

“Qualified Benefit Plan” has the meaning set forth in Section 3.17(c).

“Registered Intellectual Property” has the meaning set forth in Section 3.11(b).

“Related Party” means (a) any officer, director, employee, stockholder or Affiliate of Seller; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

Appendix A - 7

“Restricted Business” means the business of providing temperature-controlled biostorage and biobanking solutions to the life sciences industry or any other biostorage or biobanking business.

“Restricted Period” has the meaning set forth in Section 5.3.

“Review Period” has the meaning set forth in Section 1.7.

“Section 1060 Forms” has the meaning set forth in Section 1.9.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 6.2(j).

“Seller Indemnitees” has the meaning set forth in Section 7.5.

“Tangible Personal Property” has the meaning set forth in Section 1.2(d).

“Tax” or “Taxes” means (a) any and all federal, state, provincial, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, ad valorem, net worth, sales, use, production, lease, transaction privilege, transfer, registration, value added, goods and services, harmonized sales, excise, service, service use, natural resources, documentary or documentation, severance, stamp, occupation, premium, windfall profit, profit, environmental (including pursuant to Code Section 59A), escheat and unclaimed property, customs, duties, tariffs, imposts, real property, personal property, capital, capital stock, social security (or similar tax, including Federal Insurance Contribution Act (FICA) tax), employment, unemployment, employer health, disability, worker’s compensation, payroll, license, employee withholding, withholding, backup withholding, or other tax, charge, levy, assessment, or fee of any kind whatsoever, (including any pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, or in respect of such interest, penalties, additions to tax or additional amounts, in each instance whether disputed or not; (b) liability for the payment (or non-payment) of any amounts of the type described in clause (a), including but not limited to liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group for any period (or being included (or required to be included) in any Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation, tax sharing or tax allocation agreement, arrangement, commitment or understanding, by contract or pursuant to Law, whether as a transferee or successor, to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Returns” means any returns, declarations, elections, notices, filings, statements, reports, bills, claims for refund, information returns (including where permitted or required, any consolidated, combined or unitary returns, or other documents, including Treasury Form TD F 90-2.1 and FinCEN Form 114, and including any related or supporting schedules, declaration of estimated tax, statements, attachments, information or reports with respect to backup withholding) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or in connection with the administration of any statutes, laws, rules, regulations, orders or awards of any Governmental Authority relating to any Tax.

Appendix A - 8

“Taxing Authority” means any Governmental Authority or other authority responsible for the administration of any Tax.

“Territory” means the State of Texas.

“Third Party Claim” has the meaning set forth in Section 7.8(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Non-Competition Agreements, the Employment Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means (a) all fees, expenses, costs, commissions or disbursements of any advisor, attorney, accountant or other professional incurred by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby, (b) all transaction bonuses, change in control payments, severance payments, retention payments, payments in respect of the exercise, termination or cash-out of stock options or other compensatory payments required to be made by Seller in connection with the transactions contemplated by this Agreement (or assumed by Buyer, from Seller, in connection with the transactions contemplated by this Agreement), including the employer’s share of any payroll, social security, or employment Taxes relating thereto or relating to the forgiveness of any loans or other obligations owed by Seller or any employees of Seller in connection with the transactions contemplated by this Agreement.

“TriNet” has the meaning set forth in Section 3.18(a).

“Union” has the meaning set forth in Section 3.18(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Appendix A - 9